Exhibit 99.1
NEWS RELEASE

CONTACT
Al Galgano
+1 (952) 567-0295
Al.galgano@spok.com

Spok Nominates Randy Hyun to Board of Directors
Industry Veteran Has Substantial Experience in Healthcare Technology and Services

SPRINGFIELD, Va. (June 1, 2021) - Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in healthcare communications, today announced that its Board of Directors intends to nominate Randy Hyun for election to the Board at the 2021 Annual Meeting of Stockholders, which is expected to be held July 20, 2021. Mr. Hyun is the Chief Operating Officer of CarepathRx LLC and the Chief Executive Officer of CarepathRx Health Systems Solutions. At CarepathRX, a privately held company that provides technology-based pharmacy and technology solutions to hospitals, payers, and patients, Mr. Hyun is responsible for overseeing and managing the growth of the company and directly managing key corporate functions.

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“We are excited to have Randy join our Board,” said Vincent D. Kelly, president and chief executive officer. “He has extensive management experience in the healthcare services industry with over 20 years of experience including a robust background in strategy and operations. I believe he will make meaningful and immediate contributions as we continue to grow our innovative, cloud-native and integrated communication platform, Spok Go®. Randy understands our value proposition, market and customers, and will have invaluable insights as we develop our software as a service (SaaS) platform to drive and extend Spok’s market leadership.”

Prior to joining Carepath Rx in 2020, Mr. Hyun was Chief Executive Officer of Aetna Medicaid from 2018 through 2020 and President of Aetna Pharmacy Management from 2017 to 2018, both subsidiaries of CVS Health, a provider of health services in the health insurance, PBM, and retail pharmacy markets. From 1997 until 2017, Mr. Hyun held varying roles of increasing responsibility at McKesson Corporation, a provider of supply chain and technology solutions to healthcare providers. Hyun received his M.B.A. from The Wharton School at the University of Pennsylvania and his B.S. in Mechanical Engineering from the Massachusetts Institute of Technology.

“I believe that Spok’s strategy is exactly aligned with the needs of healthcare organizations and I am excited to help the company achieve its full potential,” said Hyun. “For two decades I have assisted leading healthcare organizations implement technology solutions to improve patient care and efficiency. I believe I can assist Spok in capturing the large market opportunity to deliver clinical information to care teams when and where it matters most to improve patient outcomes.”

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The nomination of Randy Hyun to the Spok Board of Directors was the result of a national search instituted by the Board with the assistance of Korn Ferry International to find the best qualified candidates in healthcare information technology.   His nomination follows the 2020 appointments to the Spok Board of Christine M. Cournoyer, strategic advisor to digital health companies and board member of CareDx, Inc., a leading precision medicine company providing solutions for transplant patients, and Bobbie Byrne, M.D., Chief Information Officer of the Illinois-based Advocate Aurora Health System.

The Company previously announced that Brian O’Reilly will not stand for re-election at the 2021 Annual Meeting of Stockholders.

“On behalf of myself and our Board of Directors it has been a tremendous honor and privilege to have worked with and learned from Brian over the years. Brian has served as a member of Spok’s Board of Directors since before we started on our journey to pivot from a telecommunications company to a provider of software solutions. The Board has benefited from Brian’s wisdom and expertise. I am deeply grateful for Brian’s leadership as I worked alongside him to realize our mission to become a global leader in healthcare communications,” said Kelly.

The Company also announced that its Board of Directors has formed a Capital Allocation Committee which is comprised of Christine Cournoyer, Brett Shockley and Todd Stein. Cournoyer will serve as chairperson of the Committee which will be responsible for assisting the Board in its oversight of the Company’s operational

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objectives and corporate strategy, capital allocation priorities and other opportunities for maximizing shareholder value.

About Spok
Spok, Inc., a wholly owned subsidiary of Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Alexandria, Virginia, is proud to be a global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Go® and Spok Care Connect® platforms to enhance workflows for clinicians and support administrative compliance. Our customers send over 100 million messages each month through their Spok® solutions. When seconds count and patients’ lives are at stake, Spok enables smarter, faster clinical communication. For more information, visit spok.com or follow @spoktweets on Twitter.
Spok is a trademark of Spok Holdings, Inc. Spok Go and Spok Care Connect are trademarks of Spok, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act:
Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Spok’s future operating and financial performance are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Spok’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, continued demand for our software products and services, our ability to develop additional software solutions for our customers and manage our development as a global organization, the ability to manage operating expenses, particularly third party consulting services and research and development costs, future capital needs, competitive pricing pressures, competition from traditional paging services, other wireless communications services and other software providers, many of which are substantially larger and have much greater financial and human capital resources, changes in customer purchasing priorities or capital expenditures, government regulation of our products and services and the healthcare and health insurance industries, reliance upon third-party providers for certain equipment and services, unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services, the effects of changes in accounting policies or

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practices, adverse economic, political or market conditions in the U.S. and international markets and other factors such as natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as coronavirus disease 2019 (COVID-19), as well as other risks described from time to time in our periodic reports and other filings with the Securities and Exchange Commission. Although Spok believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Spok disclaims any intent or obligation to update any forward-looking statements.

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